Q1 News Release

Calgary, April 26, 2024	Exhibit 99.1

Imperial announces first quarter 2024 financial and operating results
•Quarterly net income of $1,195 million
•Cash flows from operating activities of $1,076 million and cash flows from operating activities excluding working capital1 of $1,521 million
•Upstream production of 421,000 gross oil-equivalent barrels per day
•Highest ever first quarter production at Kearl of 277,000 total gross oil-equivalent barrels per day (196,000 barrels Imperial's share)
•Further progressed Cold Lake Grand Rapids, consistent with plan to ramp up production in coming weeks
•Strong Downstream operating performance with refinery capacity utilization of 94 percent and highest ever first quarter throughput at Nanticoke
•Esso brand achieved No.1 retail market share in Canada in 20232
•Initial regulatory applications filed for Pathways Alliance carbon capture and storage project
•Declared quarterly dividend of 60 cents per share

	First quarter
millions of Canadian dollars, unless noted	2024	2023	∆I
Net income (loss) (U.S. GAAP)	1,195	1,248	(53)
Net income (loss) per common share, assuming dilution (dollars)	2.23	2.13	+0.10
Capital and exploration expenditures	496	429	+67

Imperial reported estimated net income in the first quarter of $1,195 million, compared to net income of $1,365 million in the fourth quarter of 2023, reflecting an expected seasonal decrease in Upstream production volume. Quarterly cash flows from operating activities was $1,076 million, compared to $1,311 million generated in the fourth quarter of 2023. Excluding the impact of working capital1, cash flows from operating activities was $1,521 million, compared to $1,799 million in the fourth quarter of 2023.

“Imperial’s first quarter financial results reflect the strength of our integrated business model as we delivered record first quarter production from Kearl and continued to deliver high utilization rates across our refining network,” said Brad Corson, chairman, president and chief executive officer. “In addition, we progressed key projects such as our Strathcona Renewable Diesel Facility and Cold Lake Grand Rapids, that support both volume growth and lower emissions to meet Canada’s energy needs.”

Upstream production in the first quarter averaged 421,000 gross oil-equivalent barrels per day. At Kearl, quarterly total gross production averaged 277,000 barrels per day (196,000 barrels Imperial's share), the highest ever first quarter production in the asset’s history. At Cold Lake, quarterly production averaged 142,000 gross barrels per day. The Grand Rapids Phase 1 project continued to progress steam injection throughout the quarter, consistent with plans to begin ramping up production in the coming weeks. The project is expected to achieve 15,000 gross barrels at full production rates and also reduce greenhouse gas emissions intensity by up to 40 percent compared to existing steam processes.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation
[2] Based on Kalibrate survey data for the year-ended 2023

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

Q1 News Release

In the Downstream, quarterly throughput averaged 407,000 barrels per day, which included the highest ever first quarter throughput at Nanticoke, with overall refinery capacity utilization of 94 percent and petroleum product sales of 450,000 barrels per day. Based on retail market share data published in the first quarter, the Esso brand has now achieved the No.1 market share position in Canada on a stand-alone basis1, building on the company’s previous No.1 market share position when combining both Esso and Mobil brands. Throughout the quarter, the company continued to advance work on Canada’s largest renewable diesel facility at its Strathcona refinery, with construction activity now underway on a number of units and progressing on plan. When complete, the project is expected to be able to produce more than one billion litres of renewable diesel annually, primarily from locally sourced and grown feedstocks, and support Canada’s ambition to achieve net-zero by 2050.

During the quarter, Imperial returned $278 million to shareholders through dividend payments and declared a second quarter dividend of 60 cents per share. “A reliable and growing dividend is the foundation of our shareholder returns program, and with our first quarter increase, we are now positioned to deliver 30 consecutive years of dividend growth,” said Corson.

In March, regulatory filings began for the proposed Pathways Alliance carbon capture and storage project, starting with transportation network applications. Pathways Alliance members have been working together to develop and prepare these applications while discussing the project with Indigenous groups, local communities, landowners and governments. “The regulatory applications represent an important milestone,” said Corson. “Our industry has an important role to play in the energy transition, and Imperial remains well positioned to continue pursuing strategic opportunities to reduce emissions, provide economic benefits for local and Indigenous communities and deliver value for our shareholders.”

[1] Based on Kalibrate survey data for the year-ended 2023

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

IMPERIAL OIL LIMITED
First quarter highlights
•Net income of $1,195 million or $2.23 per share on a diluted basis, compared to $1,248 million or $2.13 per share in the first quarter of 2023.
•Cash flows from operating activities of $1,076 million, up from cash flows used in operating activities of $821 million in the first quarter of 2023. Cash flows from operating activities excluding working capital1 of $1,521 million, compared to $1,554 million in the same period of 2023.
•Capital and exploration expenditures totaled $496 million, up from $429 million in the first quarter of 2023.
•The company returned $278 million to shareholders in the first quarter of 2024 through dividends paid.
•Production averaged 421,000 gross oil-equivalent barrels per day, up from 413,000 gross oil-equivalent barrels per day in the same period of 2023.
•Total gross bitumen production at Kearl averaged 277,000 barrels per day (196,000 barrels Imperial's share), the highest first quarter production in the asset's history, up from 259,000 barrels per day (184,000 barrels Imperial's share) in the first quarter of 2023, primarily driven by strong mine and plant performance.
•Gross bitumen production at Cold Lake averaged 142,000 barrels per day, up from 141,000 barrels per day in the first quarter of 2023.
•Further progressed steam injection at the Grand Rapids Phase 1 (GRP1) project, consistent with plans to begin ramping up production in the coming weeks. GRP1 will be the first solvent-assisted SAGD project in the industry and is expected to achieve 15,000 gross barrels per day of production at full rates while also reducing greenhouse gas emissions intensity by up to 40 percent compared to existing cyclic steam stimulation technology.
•The company's share of gross production from Syncrude averaged 73,000 barrels per day, compared to 76,000 barrels per day in the first quarter of 2023. Syncrude began its annual planned coker turnaround in late March, which is expected to be completed in the second quarter.
•Refinery throughput averaged 407,000 barrels per day, including highest ever first quarter throughput at Nanticoke, compared to 417,000 barrels per day in the first quarter of 2023. Capacity utilization was 94 percent, compared to 96 percent in the first quarter of 2023.
•Petroleum product sales were 450,000 barrels per day, compared to 455,000 barrels per day in the first quarter of 2023.
•Continued to advance work on the Strathcona Renewable Diesel facility, with construction activity now underway on a number of units and progressing on-plan. When complete the project is expected to produce more than one billion litres of renewable diesel annually, from locally sourced and grown feedstocks, and support Canada’s ambition to achieve net-zero by 2050.
•Esso brand has achieved the No.1 market share position in Canada in 2023 on a stand-alone basis according to retail market share data published in the first quarter2. This builds on the company’s previous position holding the No.1 retail market share position in Canada when combining the Esso and Mobil brands.
•Following a proactive decision to conduct preventative maintenance on the Winnipeg Products Pipeline, regular fuel supply into the region is being maintained through temporary transportation networks.
•Chemical net income of $57 million in the quarter, up from $53 million in the first quarter of 2023.
•Pathways Alliance files regulatory applications with the Alberta Energy Regulator for proposed carbon capture and storage project. Pathways Alliance has set goals to reduce emissions from oil sands operations (scope 1 and 2), working towards a goal of net zero from oil sands operations by 2050.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation
[2] Based on Kalibrate survey data for the year-ended 2023

IMPERIAL OIL LIMITED
Recent business environment

During the first quarter of 2024, the price of crude oil remained relatively flat with the fourth quarter of 2023, as markets continued to be reasonably balanced on higher inventory levels. The Canadian WTI/WCS spread began to narrow in the first quarter, but remained in line with the 2023 full year average. Refining margins improved in the first quarter of 2024 primarily driven by industry downtime and supply disruptions.

Operating results
First quarter 2024 vs. first quarter 2023

	First Quarter
millions of Canadian dollars, unless noted	2024	2023
Net income (loss) (U.S. GAAP)	1,195	1,248
Net income (loss) per common share, assuming dilution (dollars)	2.23	2.13

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Average bitumen realizations increased by $16.23 per barrel, primarily driven by higher marker prices and the narrowing of the WTI/WCS spread. Synthetic crude oil realizations decreased by $8.94 per barrel, due to a weaker Synthetic/WTI spread.

Volumes – Higher volumes were primarily driven by strong mine and plant performance at Kearl.

Royalty – Higher royalties were primarily driven by improved commodity prices.

Marker prices and average realizations

	First Quarter
Canadian dollars, unless noted	2024	2023
West Texas Intermediate (US$ per barrel)	76.86	75.98
Western Canada Select (US$ per barrel)	57.50	51.42
WTI/WCS Spread (US$ per barrel)	19.36	24.56
Bitumen (per barrel)	66.56	50.33
Synthetic crude oil (per barrel)	93.51	102.45
Average foreign exchange rate (US$)	0.74	0.74

IMPERIAL OIL LIMITED
Production

	First Quarter
thousands of barrels per day	2024	2023
Kearl (Imperial's share)	196	184
Cold Lake	142	141
Syncrude (a)	73	76

Kearl total gross production (thousands of barrels per day)	277	259
(a)In the first quarter of 2023, Syncrude gross production included about 2 thousand barrels per day of bitumen and other products that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by strong mine and plant performance.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Refinery utilization and petroleum product sales

	First Quarter
thousands of barrels per day, unless noted	2024	2023
Refinery throughput	407	417
Refinery capacity utilization (percent)	94	96
Petroleum product sales	450	455

Lower refinery throughput was primarily driven by minor maintenance activities.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	First Quarter
millions of Canadian dollars	2024	2023
Net income (loss) (U.S. GAAP)	(51)	(5)

Liquidity and capital resources

	First Quarter
millions of Canadian dollars	2024	2023
Cash flows from (used in):
Operating activities	1,076	(821)
Investing activities	(481)	(414)
Financing activities	(283)	(271)
Increase (decrease) in cash and cash equivalents	312	(1,506)

Cash and cash equivalents at period end	1,176	2,243

Cash flows from operating activities primarily reflect the absence of unfavourable working capital impacts related to an income tax catch-up payment of $2.1 billion in the prior year.

Cash flows used in investing activities primarily reflect higher additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	First Quarter
millions of Canadian dollars, unless noted	2024	2023
Dividends paid	278	266
Per share dividend paid (dollars)	0.50	0.44
Share repurchases (a)	—	—
Number of shares purchased (millions) (a)	—	—
(a)The company did not purchase any shares in the first quarter of 2024 and 2023.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Similarly, discussion of roadmaps or future plans related to carbon capture, transportation and storage, biofuel, hydrogen, and other future plans to reduce emissions and emission intensity of the company, its affiliates and third parties are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, the impact and timing of the Cold Lake Grand Rapids Phase 1 project, including expected production and reductions to greenhouse gas emissions intensity, and the timing of production ramp up for such project; the company’s Strathcona renewable diesel project, including timing, feedstock sources, expected production, and reduction to greenhouse gas emissions; other references to the company’s operations helping to reduce emissions, providing economic benefits, delivering shareholder value and helping meet Canada’s energy needs and ambitions; the timing of the Syncrude coker turnaround; references to the company’s shareholder returns program and future potential dividend growth; and progress and goals of the Pathways Alliance carbon capture and storage project.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the Cold Lake Grand Rapids Phase 1 project and the Strathcona renewable diesel project; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions intensity, including but not limited to technologies using solvents to replace energy intensive steam at Cold Lake, Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, recovery technologies and efficiency projects and any changes in the scope, terms, or costs of such projects; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; receipt of regulatory approvals in a timely manner, especially with respect to large scale emissions reduction projects; performance of third party service providers; refinery utilization; applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital and environmental expenditures; cash generation, financing sources and capital structure, such as dividends and shareholder returns, including the timing and amounts of share repurchases; and commodity prices, foreign exchange rates and general market conditions, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; failure, delay or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; political or regulatory events, including changes in law or government policy, applicable royalty rates, and tax laws including taxes on share repurchases; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness; operational hazards and risks; cybersecurity incidents; currency exchange rates; general economic conditions,

IMPERIAL OIL LIMITED
including inflation and the occurrence and duration of economic recessions or downturns; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are material to investors or require disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Three Months
millions of Canadian dollars, unless noted	2024	2023

Net income (loss) (U.S. GAAP)
Total revenues and other income	12,283	12,121
Total expenses	10,711	10,476
Income (loss) before income taxes	1,572	1,645
Income taxes	377	397
Net income (loss)	1,195	1,248

Net income (loss) per common share (dollars)	2.23	2.14
Net income (loss) per common share - assuming dilution (dollars)	2.23	2.13

Other financial data
Gain (loss) on asset sales, after tax	2	8

Total assets at March 31	42,513	42,115

Total debt at March 31	4,127	4,149

Shareholders' equity at March 31	23,112	23,435

Capital employed at March 31	27,264	27,610

Dividends declared on common stock
Total	321	257
Per common share (dollars)	0.60	0.44

Millions of common shares outstanding
At March 31	535.8	584.2
Average - assuming dilution	536.9	585.4

IMPERIAL OIL LIMITED

	Attachment II

	Three Months
millions of Canadian dollars	2024	2023

Total cash and cash equivalents at period end	1,176	2,243

Operating activities
Net income (loss)	1,195	1,248
Adjustments for non-cash items:
Depreciation and depletion	490	490
(Gain) loss on asset sales	(2)	(9)
Deferred income taxes and other	(164)	(56)
Changes in operating assets and liabilities	(445)	(2,375)
All other items - net	2	(119)
Cash flows from (used in) operating activities	1,076	(821)

Investing activities
Additions to property, plant and equipment	(497)	(429)
Proceeds from asset sales	4	14
Loans to equity companies - net	12	1
Cash flows from (used in) investing activities	(481)	(414)
Cash flows from (used in) financing activities	(283)	(271)

IMPERIAL OIL LIMITED

	Attachment III

	Three Months
millions of Canadian dollars	2024	2023

Net income (loss) (U.S. GAAP)
Upstream	558	330
Downstream	631	870
Chemical	57	53
Corporate and other	(51)	(5)
Net income (loss)	1,195	1,248

Revenues and other income
Upstream	4,168	3,700
Downstream	13,639	13,482
Chemical	419	433
Eliminations / Corporate and other	(5,943)	(5,494)
Revenues and other income	12,283	12,121

Purchases of crude oil and products
Upstream	1,813	1,543
Downstream	11,591	11,196
Chemical	260	274
Eliminations / Corporate and other	(5,958)	(5,535)
Purchases of crude oil and products	7,706	7,478

Production and manufacturing
Upstream	1,188	1,287
Downstream	421	411
Chemical	53	58
Eliminations / Corporate and other	2	—
Production and manufacturing	1,664	1,756

Selling and general
Upstream	—	—
Downstream	162	157
Chemical	26	26
Eliminations / Corporate and other	58	3
Selling and general	246	186

Capital and exploration expenditures
Upstream	290	321
Downstream	153	74
Chemical	5	4
Corporate and other	48	30
Capital and exploration expenditures	496	429
Exploration expenses charged to Upstream income included above	1	1

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Three Months
	2024	2023

Gross crude oil production (thousands of barrels per day)
Kearl	196	184
Cold Lake	142	141
Syncrude (a)	73	76
Conventional	5	5
Total crude oil production	416	406

Gross natural gas production (millions of cubic feet per day)	30	40

Gross oil-equivalent production (b)	421	413
(thousands of oil-equivalent barrels per day)

Net crude oil production (thousands of barrels per day)
Kearl	183	171
Cold Lake	108	118
Syncrude (a)	61	70
Conventional	5	5
Total crude oil production	357	364

Net natural gas production (millions of cubic feet per day)	30	37

Net oil-equivalent production (b)	362	370
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	277	261
Cold Lake blend sales (thousands of barrels per day)	190	190

Average realizations (Canadian dollars)
Bitumen (per barrel)	66.56	50.33
Synthetic crude oil (per barrel)	93.51	102.45
Conventional crude oil (per barrel)	52.21	65.02
Natural gas (per thousand cubic feet)	0.24	3.05

Refinery throughput (thousands of barrels per day)	407	417
Refinery capacity utilization (percent)	94	96

Petroleum product sales (thousands of barrels per day)
Gasolines	215	213
Heating, diesel and jet fuels	170	183
Lube oils and other products	43	42
Heavy fuel oils	22	17
Net petroleum products sales	450	455
Petrochemical sales (thousands of tonnes)	215	218
(a)Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.

Gross bitumen and other products production (thousands of barrels per day)	—	2
Net bitumen and other products production (thousands of barrels per day)	—	2
(b)Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

	Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
Second Quarter	675	1.15
Third Quarter	1,601	2.76
Fourth Quarter	1,365	2.47
Year	4,889	8.49

2024
First Quarter	1,195	2.23
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute "non-GAAP financial measures" under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and "specified financial measures" under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Three Months
millions of Canadian dollars	2024	2023
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,076	(821)

Less changes in working capital
Changes in operating assets and liabilities	(445)	(2,375)
Cash flows from (used in) operating activities excl. working capital	1,521	1,554

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Three Months
millions of Canadian dollars	2024	2023
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,076	(821)

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(497)	(429)
Proceeds from asset sales	4	14
Loans to equity companies - net	12	1
Free cash flow	595	(1,235)

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items
There were no identified items in the first quarter of 2024 and 2023.

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serves as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Three Months
millions of Canadian dollars	2024	2023
From Imperial's Consolidated statement of income
Total expenses	10,711	10,476
Less:
Purchases of crude oil and products	7,706	7,478
Federal excise taxes and fuel charge	591	529
Depreciation and depletion	490	490
Non-service pension and postretirement benefit	1	20
Financing	12	16
Cash operating costs	1,911	1,943

Components of cash operating costs

	Three Months
millions of Canadian dollars	2024	2023
From Imperial's Consolidated statement of income
Production and manufacturing	1,664	1,756
Selling and general	246	186
Exploration	1	1
Cash operating costs	1,911	1,943

Segment contributions to total cash operating costs

	Three Months
millions of Canadian dollars	2024	2023
Upstream	1,189	1,288
Downstream	583	568
Chemicals	79	84
Eliminations / Corporate and other	60	3
Cash operating costs	1,911	1,943

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Three Months
	2024				2023
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,188	498	309	342	1,287	558	302	399
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	1	—	—	—
Cash operating costs	1,189	498	309	342	1,288	558	302	399

Gross oil-equivalent production	421	196	142	73	413	184	141	76
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	31.04	27.92	23.91	51.48	34.65	33.70	23.80	58.33
USD converted at the YTD average forex	22.97	20.66	17.69	38.10	25.64	24.94	17.61	43.16
2024 US$0.74; 2023 US$0.74

(a)Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.